Exhibit 10.12

Genocea Biosciences, Inc.

March 7, 2011

William D. Clark

Dear Chip:

I am pleased to offer you a position with Genocea Biosciences, Inc. (the “Company”), as President and Chief Executive Officer, reporting directly to the Board of Directors (the “Board”).  You will additionally serve as a director on the Board for so long as you remain employed by the Company as its President and Chief Executive Officer, and you will be deemed to have resigned from the Board at the time you cease to be the President and Chief Executive Officer of the Company for any reason.  You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities to the Company, and to abide by all Company policies and procedures as in effect from time to time.  You will be expected to perform all of the customary duties of your position, together with such other duties as may reasonably be assigned to you from time to time.  Moreover, during your employment with the Company, you will be expected to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

You shall be paid at an annual base rate of $320,000 per year in accordance with Genocea’s standard payroll practices.  You shall additionally be eligible to receive a discretionary, performance-based bonus with a target of up to 40% of your annual base salary.  Payment of this bonus, if any, will be subject to criteria determined and approved by the Board in its sole discretion.

As an employee, you will also be eligible to participate in the Company’s standard employee benefit programs.  You should note that the Company may modify or terminate employee benefits from time to time as it deems necessary.  You will accrue vacation at the rate of 4 weeks per year, to be taken at such time as the needs of the Company’s business reasonably permit.  You shall not, however, be allowed to carry over unused vacation from one year to the next.

Subject to approval by the Board, at the first regularly scheduled meeting of the Board following the effective date hereof, the Company will grant you an option (the “Option”) to Purchase Four Million Fifty-Two Thousand Seven Hundred Seventy (4,052,770) shares of the Company’s common stock, in order to bring your cumulative equity position to 4.5% of the Company’s fully diluted shares.  The per share exercise price of each Option shall equal the fair market value per share of the common stock on the date of the grant, as determined by the Board.  Twenty-five percent (25%) of the shares subject to the Option shall vest twelve (12) months after the date of the grant, subject to your continuing employment with the Company, and no shares shall vest before such date.  The remaining shares shall vest monthly over the next 36 months, in equal monthly amounts, subject to your continuing employment with the Company.

You will also be eligible for annual grants of Options, said grants to be made in the sole discretion of the Board.  Each of the Options shall be granted under, and shall be subject to the terms and conditions of, the Company’s 2007 Stock Plan.

All Options granted to you by the Company will become vested and exercisable in full if you are still employed by the Company at the time of a “Change of Control” (as defined below) and within twelve (12) months following such “Change of Control”, the Company or its successor terminates your employment without “Cause” (as defined below) or you voluntarily terminate your employment for “Good Reason” (as defined below).  The period for exercising such Options shall be as set forth in the applicable stock option plan, certificate or agreement.

A “Change of Control” shall mean, for purposes of the foregoing paragraph, (i) a merger or consolidation in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue beneficially to own, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company subsidiaries taken as a whole (except in connection with a merger or consolidation not constituting a Change of Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities.

In the event that your employment were to be terminated by you for “Good Reason” or by the Company without “Cause” (each, as defined below), you will receive severance of twelve (12) months of your salary then in effect.  Your severance payment will be made in the form of salary continuation in accordance with the following paragraph.

Any obligation of the Company to provide you severance payments following termination is conditioned on your signing an effective release of claims in the form provided by the Company (the “Employee Release”) following the termination of your employment, which release shall not apply to (i) claims for indemnification in your capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, By-laws or written agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the Company and (iii) rights to receive retirement benefits that are accrued and fully vested at the time of your termination.  Any severance payments to be made in the form of salary continuation pursuant to the terms of this Agreement shall be payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination.

As used in this letter, “Cause” shall mean: (a) commission of, or indictment or conviction of, any felony or any other crime involving dishonesty; (b) participation in any fraud, deliberate and substantial misconduct, breach of duty of loyalty or breach of fiduciary duty against the Company; (c) intentional and substantial damage to any property of the Company; (d) serious misconduct by you;  (e) unsatisfactory performance of your duties; or (f) your breach of any material provision of this Agreement, the invention and non-disclosure agreement or non-competition and non-solicitation agreement executed by you with the Company.  Termination of your employment with Cause at any time will result in no severance pay.

As used in this letter, “Good Reason” shall mean: (1) a material and adverse diminution of your duties with the Company, or (2) a material breach by the Company of this Agreement; provided, neither of the foregoing shall qualify as Good Reason unless, within 30 days of the occurrence of the event you claim so qualifies, you shall have provided the Board of Directors of the Company with written notice specifying in detail the basis for such claim, and afforded it a reasonable opportunity to cure the claimed Good Reason, and the Company fails to cure such Good Reason within 30 days of its receipt of your notice; provided further, no termination for Good Reason shall so qualify unless you shall terminate your employment at the Company no more than 30 days following the expiration of the Company’s cure period.

The Company is excited about your joining and looks forward to a mutually beneficial and productive relationship.  Nevertheless, you should be aware that your employment with the Company is for no specified period, and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your continued employment, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company as its President and Chief Executive Officer or limit the manner in which you may carry out your duties.  It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  Moreover, you agree that, during the term of your full-time employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

The Company maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.  As a Company employee, you will be expected to abide by the Company’s rules and standards.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Non-Competition Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non-disclosure of Company proprietary information and an agreement not to engage in competitive activities with the Company through the twelve-month period following the termination of your employment.  Please note that we must receive your signed Agreement promptly.

To accept the Company’s offer, please sign and date this letter in the space provided below.  A duplicate original is enclosed for your records.  If you accept our offer, your first day of employment as President and Chief Executive Officer, and your compensation arrangements as recited herein, will be retroactive to January 26, 2011.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral.  This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Board of the Company and you.

We look forward to your favorable reply and to working with you at Genocea Biosciences, Inc.

Sincerely,

/s/ Kevin Bitterman
		Name:	Kevin Bitterman
		Title:	Director and Chairman of the Compensation Committee

Agreed to and accepted:

Signature:	/s/ William D. Clark

Printed Name:	William D. Clark

Date:	March 7, 2011

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Non-Competition Agreement